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                                                                   EXHIBIT 10.11

                                                                  EXECUTION COPY

                                CREDIT AGREEMENT

                                  BY AND AMONG

                          CRICKET COMMUNICATIONS, INC.
                                   (AS LENDER)

                                       AND

                     ALASKA NATIVE BROADBAND 1 LICENSE, LLC
                                  (AS BORROWER)

                                       AND

                         ALASKA NATIVE BROADBAND 1, LLC
                                 (AS GUARANTOR)

                                December 22, 2004

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                                CREDIT AGREEMENT

     This Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") is entered into as of December 22, 2004 (the "EFFECTIVE DATE"), by and among Cricket Communications, Inc., a Delaware corporation ("LENDER"), Alaska Native Broadband 1 License, LLC, a Delaware limited liability company ("BORROWER"), and Alaska Native Broadband 1, LLC, a Delaware limited liability company ("GUARANTOR," and together with Borrower, the "LOAN PARTIES").

                                    RECITALS

     WHEREAS, subject to the terms and conditions set forth herein, Lender and the Loan Parties wish to make and establish a line of credit for Borrower in the aggregate amount not to exceed the Loan Commitment Amount for the purposes of Borrower participating as a bidder and obtaining Licenses in the Auction, and to Build-Out and operate the ANB-1 License Systems.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                            SECTION 1. DEFINED TERMS

     The following terms shall have the following meanings in this Credit
Agreement:

     "AFFILIATE" shall mean, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by or under Common Control with such Person at any time during the period for which the determination of affiliation is being made.

     "ACQUISITION SUB-LIMIT" shall mean $65.0 million, which shall be used solely to participate in the Auction and to pay the net winning bids for licenses for which Borrower is the Winning Bidder, including to make any required deposits or down payments to the FCC in connection therewith.

     "AMORTIZATION COMMENCEMENT DATE" shall mean the date that is thirty (30) days after the Substantial Completion Date; provided, however, that if ANB has exercised the Put (as defined in the LLC Agreement) in accordance with the terms of the LLC Agreement prior to such Amortization Commencement Date, the Amortization Commencement Date shall be extended to the date of the closing of the Put as set forth in the LLC Agreement.

     "ANB" shall mean Alaska Native Broadband, LLC, a Delaware limited liability company.

     "ANB NEGATIVE PLEDGE AGREEMENT" shall mean the ANB Negative Pledge Agreement in substantially the form of Exhibit A pursuant to which ANB agrees not to cause or permit any liens or encumbrances to attach to any or all of its membership interests in Guarantor or, under certain circumstances, to pledge all of its membership interests in Guarantor.

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     "ANB-1 LICENSE SYSTEM" shall mean the Commercial Mobile Radio Service system(s) constructed and operated, or to be constructed and operated, by Borrower for the purpose of providing service authorized under a License or Licenses.

     "APPLICABLE LAW" shall mean with respect to any Person, any federal, state, local or foreign law, statute, ordinance, rule, regulation, Judgment, order, injunction or decree or any interpretation or administration of any of the foregoing by, any Governmental Entity, whether in effect as of the Effective Date or thereafter, and in each case as amended, applicable to such Person or its Affiliates or their respective assets, including, without limitation, the FCC Rules.

     "AUCTION" shall mean the auction of broadband personal communications service licenses being conducted by the FCC designated by the FCC as Auction No. 58 and described by the FCC in Public Notice, DA 04-3005 (rel. Sep. 16, 2004) and Public Notice, DA 04-3270 (rel. Oct. 15, 2004), as the same may be rescheduled or modified by the FCC.

     "AUCTION DATE" shall mean the date the first round of the bidding in the Auction commences.

     "AUCTION BENEFITS" shall have the meaning given to that term in the LLC Agreement.

     "AUCTION FUNDS" shall mean funds paid by the Borrower to the FCC in accordance with FCC Rules (a) to become eligible to participate in the Auction,
(b) as a down payment or winning bid payment for any license for which Borrower is the Winning Bidder, or (c) as an Auction related bid withdrawal payment.

     "BALANCE AMOUNT" shall have the meaning set forth in Section 2.2(a)(iii).

     "BIDDING CREDIT" shall mean a "bidding credit" as defined in the FCC Rules at 47 C.F.R. Sections 24.712(b) and 24.717(b).

     "BORROWER" shall have the meaning set forth in the preamble hereto.

     "BORROWER CHANGE IN CONTROL EVENT" shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of Borrower in which Borrower is not the continuing or surviving entity, other than a merger of Borrower in which the holders of the equity securities of Borrower immediately prior to the merger have the same proportionate ownership of the voting equity securities of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Borrower,
(b) the member(s) of Borrower approve any plan or proposal for the liquidation or dissolution of Borrower, or (c) Borrower ceases to be a wholly-owned Subsidiary of Guarantor.

     "BORROWER MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, properties, assets, liabilities, prospects or condition (financial or otherwise) of Borrower, except for any such effects resulting directly or indirectly from (i) changes in the wireless industry generally, or (ii) changes in general economic conditions or the securities markets generally.


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     "BORROWER OBLIGATIONS" shall mean the collective reference to the payment and performance by Borrower of each covenant and agreement of Borrower contained in this Credit Agreement and the other Loan Documents to which Borrower is a party or by which it is bound.

     "BUILD-OUT" shall mean the construction and associated operation by Borrower, if any, of a Commercial Mobile Radio Service system in accordance with the FCC Rules, 47 C.F.R. Section 24.203.

     "BUILD-OUT LOAN REQUEST" shall have the meaning set forth in Section
2.2(b).

     "BUILD-OUT SUB-LIMIT" shall mean an amount equal to $4.5 million, which shall be used by Borrower to fund the Build-Out and initial operation of the ANB-1 License Systems, including payment of management fees, if any, to ANB and Cricket; provided, however, that in the event the Required Capital Contributions have not been fully expended by Borrower in paying to the FCC the amount of the net winning bids for Licenses for which it was the Winning Bidder and any Auction-related bid withdrawal payments, the Build-Out Sub-Limit shall be reduced by the amount of the unused portion of the Required Capital Contributions.

     "BUSINESS" shall have the meaning given to that term in the LLC Agreement

     "BUSINESS DAY" shall mean a day other than (a) a Saturday or Sunday or (b) a day on which banking institutions are authorized or required by law or executive order to remain closed in New York City.

     "CLAIMS" shall have the meaning set forth in Section 8.4.

     "COMMERCIAL MOBILE RADIO SERVICE" or "CMRS" shall mean a commercial mobile radio service as defined in 47 C.F.R. Section 20.3.

     "COMMITMENT PERIOD" shall mean the period commencing on the Effective Date and expiring on the earliest to occur of (a) the Amortization Commencement Date,
(b) the date that the LLC Agreement is terminated by either party pursuant to
Section 13.1(b), (c) the date on which the Management Agreement has been terminated (following the expiration of the applicable notice period) by Lender pursuant to Section 10.2(b) thereof (other than Section 10.2(b)(iv)) or by Borrower pursuant to Section 10.2(a)(v) thereof, (d) the date on which Borrower enters into any contract or agreement pursuant to which (i) any direct competitor of Lender or any entity in which any direct competitor of Lender owns, directly or indirectly, an interest in excess of five percent (5%), is engaged to provide management or technical services to Borrower in the nature of those provided by Lender under the Management Agreement, or (ii) Borrower has the right or obligation to use any trademark, service mark, trade name, logo, brand or other similar intellectual property owned, licensed or otherwise controlled by any direct competitor of Lender (other than Borrower or Guarantor) or any entity in which any direct competitor of Lender (other than Borrower or Guarantor) owns, directly or indirectly, an interest in excess of five percent (5%), unless, in either case, the Lender has consented thereto or (e) the Mandatory Prepayment Date.

     "CONTROL" (including the correlative meanings of the terms "Controlled by," "Controlling" and "under Common Control with") as used with respect to any Person, shall


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mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "CONTROL AGREEMENT" shall mean the Control Agreement(s) substantially in the form of Exhibit B pursuant to which each of the Loan Parties shall permit Lender to establish control of any deposit and/or securities accounts either of them has with any banking or brokerage institution.

     "CREDIT AGREEMENT" shall have the meaning set forth in the preamble hereto.

     "DEFAULT RATE" shall have the meaning set forth in Section 2.3(e).

     "DOWN PAYMENT AMOUNT" shall have the meaning set forth in Section
2.2(a)(ii).

     "EFFECTIVE DATE" shall have the meaning set forth in the preamble hereto.

     "EVENT OF DEFAULT" shall have the meaning set forth in Section 7.1.

     "FCC" shall mean the Federal Communications Commission or any successor thereto.

     "FCC RULES" shall mean the Communications Act of 1934, as amended, the rules and regulations established by the FCC and codified in Title 47 of the Code of Federal Regulations, as the same may be modified or amended from time to time hereafter, and effective orders, rulings, and public notices of the FCC.

     "FINAL PRINCIPAL AMOUNT" shall have the meaning set forth in Section
2.3(c).

     "FINANCING STATEMENTS" shall mean such UCC financing statements and other instruments reasonably required by Lender to create, perfect and/or maintain the security interests granted by the Loan Parties and ANB under the ANB Negative Pledge Agreement, the Guarantor Pledge Agreement and the Security Agreement.

     "FUNDING DATE" shall mean each date on which Lender makes a Loan to Borrower.

     "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

     "GOVERNMENTAL ENTITY" shall mean any government or political subdivision thereof, including without limitation, any regional or municipal authority, any governmental department, ministry, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, having jurisdiction over the matter or matters in question, including without limitation the FCC.

     "GUARANTOR" shall have the meaning set forth in the preamble hereto.

     "GUARANTOR CHANGE IN CONTROL EVENT" shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of Guarantor in which Guarantor is not the


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continuing or surviving entity, other than a merger of Guarantor in which the holders of the equity securities of Guarantor immediately prior to the merger have the same proportionate ownership of the voting equity securities of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Guarantor, or (b) the member(s) of Guarantor approve any plan or proposal for the liquidation or dissolution of Guarantor.

     "GUARANTOR MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, properties, assets, liabilities, prospects or condition (financial or otherwise) of Guarantor, except for any such effects resulting directly or indirectly from (i) changes in the wireless industry generally, or (ii) changes in general economic conditions or the securities markets generally.

     "GUARANTOR OBLIGATIONS" means all liabilities and obligations of Guarantor that may arise under or in connection with the Credit Agreement (including, without limitation, Section 3) and the other Loan Documents to which it is a party or by which it is bound, whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses and otherwise.

     "GUARANTOR PLEDGE AGREEMENT" shall mean the Pledge Agreement in substantially the form attached hereto as Exhibit C pursuant to which Guarantor shall pledge to Lender all Guarantor's membership interests in Borrower as security for the Obligations.

     "INITIAL APPLICATION DATE" shall have the meaning set forth in Section 5.8.

     "INITIAL LOAN DATE" shall have the meaning set forth in Section 2.2(a)(i).

     "INITIAL LOAN AMOUNT" shall have the meaning set forth in Section
2.2(a)(i).

     "JUDGMENT" shall mean any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court, or arbiter, and any order of or by any other Governmental Entity.

     "LENDER" shall have the meaning set forth in the preamble hereto.

     "LICENSE" shall mean any license (a) issued by the FCC to the Borrower for which Borrower is a Winning Bidder or (b) any other license issued by the FCC
(i) now to the Borrower or (ii) hereafter held by Borrower.

     "LITIGATION" shall mean any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

     "LLC AGREEMENT" shall mean the Amended and Restated Limited Liability Company Agreement of Alaska Native Broadband 1, LLC, a Delaware limited liability company, by and between Lender and ANB dated as of the Effective Date, as amended from time to time.


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     "LOAN COMMITMENT AMOUNT" shall mean the aggregate sum of (a) the
Acquisition Sub-Limit and (b) the Build-Out Sub-Limit, which aggregate sum in no event shall exceed $69.5 million.

     "LOAN DOCUMENTS" shall mean this Credit Agreement, the Note, the Security Agreement, the Guarantor Pledge Agreement, the Control Agreement(s), the ANB Negative Pledge Agreement and all other agreements, instruments, certificates and other documents at any time executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time after the Effective Date. For the avoidance of doubt, the Loan Documents shall not include the LLC Agreement, the Management Agreement, the Trademark License Agreement or any agreement, instrument, certificate or other document at any time executed and delivered pursuant to or in connection with the LLC Agreement, the Management Agreement or the Trademark License Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time after the Effective Date.

     "LOANS" shall mean the loans to Borrower evidenced by the Note, not to exceed in the aggregate the Loan Commitment Amount. Each advance made under the
Note is a Loan.

     "LOAN PARTIES" shall have the meaning set forth in the preamble hereto.

     "MANAGEMENT AGREEMENT" shall mean the Management Services Agreement dated as of the Effective Date by and between Borrower and Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

     "MANDATORY PREPAYMENT DATE" shall mean the date on which Borrower receives a refund of Auction Funds (less any amounts retained by the FCC) because (a) Borrower is not the Winning Bidder for any licenses or (b) Borrower is the Winning Bidder for a license or licenses and the FCC does not grant at least one such license to Borrower.

     "MATURITY DATE" shall mean the date that is forty-eight (48) months after the Amortization Commencement Date.

     "NOTE" shall mean that certain Promissory Note in the form attached hereto as Exhibit D, executed by Borrower in favor of Lender and delivered by Borrower to Lender in accordance with the terms of this Credit Agreement.

     "PERMITTED LIENS" shall mean (a) any and all liens and security interests created pursuant to any of the Loan Documents, (b) liens for taxes, fees, assessments and governmental charges not delinquent or that are being contested in good faith by appropriate proceedings; provided, however, that Borrower shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP, (c) liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of business, (d) purchase money liens on tangible personal property in the nature of office equipment utilized in the normal operation of the business of Borrower, which liens encumber only the equipment acquired with such indebtedness, and (e) liens for indebtedness permitted


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under the terms of Section 6.9(b), which liens encumber only the equipment acquired with such purchase money indebtedness.

     "PERSON" shall mean any natural person, corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture organization, entity or business of any kind.

     "POPS" shall have the meaning commonly given to such term in the United States telecommunications industry and shall be based on 2004 population statistics provided by Claritas, Inc.

     "REFUND" shall mean any Auction Funds that are refunded to Borrower.

     "REFUND DATE" shall mean, for each Refund, the date on which Borrower receives such Refund.

     "REQUIRED CAPITAL CONTRIBUTIONS" shall mean the capital contributions required to be made to Borrower by Guarantor, which shall not be less $4 million (provided Cricket has made capital contributions to Guarantor of at least $3 million), as contemplated by the LLC Agreement. If Cricket fails to make at least $3 million of capital contributions to Guarantor, then "Required Capital Contributions" shall mean capital contributions made to Borrower by Guarantor, which shall not be less than $1 million.

     "SECURITY AGREEMENT" shall mean the Security Agreement dated as of the Effective Date by and between Lender and the Loan Parties in substantially the form attached hereto as Exhibit E.

     "SUBSIDIARY" shall mean, with respect to any legal entity, any other corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock possessing a majority of voting power in the election of directors or their equivalent is owned or controlled by such entity, directly or indirectly.

     "SUBSTANTIAL COMPLETION DATE" shall mean the date on which Guarantor has notified Cricket, pursuant to the LLC Agreement, that the Build-Out of the ANB-1 License System for each of the Licenses satisfies the construction requirements of Section 24.203 of the FCC Rules.

     "TRADEMARK LICENSE AGREEMENT" shall mean a Trademark License Agreement that may be entered into by Lender and Borrower, if any, at any time during the Commitment Period.

     "WINNING BIDDER" shall mean a Person who is the winning bidder in the Auction for a license offered by the FCC therein (a) as set forth in the FCC's post-Auction public notice identifying Auction winning bidders or (b) by virtue of having accepted the FCC's offer of a license for the amount of its final Auction bid therefor following the default of the winning bidder for that license described in clause (a).

     "WORKING CAPITAL" shall mean a reasonable amount of working capital (including without limitation the payment of all fees and expenses) as determined in accordance with the


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operating budget of Borrower, which budget is approved in accordance with the
LLC Agreement.

                            SECTION 2. TERMS OF LOAN

          2.1 THE LOANS.

     Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Credit Agreement, Lender agrees to make Loans to Borrower from time to time during the Commitment Period in an aggregate principal amount not to exceed at any time the Loan Commitment Amount; provided, however, Lender shall have no obligation to make any Loans if ANB, either directly or through Guarantor (but not the Bidding Manager acting on its own volition or in accordance with the Bidding Protocol (as defined in the LLC Agreement)), causes Borrower to bid on a license that was not a target license as set forth in the Bidding Protocol or causes Borrower to purchase a targeted license by bidding materially in excess of the established bid limits for such license, in each case, without the prior written consent (which may be delivered by electronic mail, facsimile transmission or otherwise) of Lender or of Cricket Communications, Inc. under the Bidding Protocol (which consent shall be deemed given by Cricket if the member of the Auction Committee (as defined in the Bidding Protocol) appointed by Cricket has approved thereof).

          2.2 PROCEDURE FOR BORROWING.

               a. Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Credit Agreement, Lender shall make the following Loans to Borrower in accordance with the following schedule:

                    (i) On the date (the "INITIAL LOAN DATE") that is two (2) Business Days prior to the date on which Borrower is required under FCC Rules to make an upfront payment to become eligible to participate in the Auction, Lender shall make a Loan to Borrower in the amount of up to $8.0 million, as requested in writing by Borrower at least two (2) Business Days prior to the Initial Loan Date (such requested Loan amount, the "INITIAL LOAN AMOUNT"), all of which Borrower shall timely pay to the FCC in accordance with FCC Rules to become eligible to participate in the Auction.

                    (ii) In the event that Borrower is a Winning Bidder, then on the date that is two (2) Business Days prior to the date on which Borrower is required to submit sufficient funds to bring its total amount of money on deposit with the FCC to twenty percent (20%) of the aggregate amount of Borrower's net winning bids (the "DOWN PAYMENT AMOUNT"), Lender shall make a Loan to Borrower in an amount equal to the following formula (to the extent such sum is greater than zero): (A) the Down Payment Amount, plus (B) the aggregate amount of any bid withdrawal payment obligations incurred by Borrower in the Auction, less (C) the Required Capital Contributions, less (D) the Initial Loan Amount. Borrower shall use the entire proceeds of the foregoing Loan (if any) and the Required Capital Contributions to timely pay the Down Payment Amount to the FCC in accordance with FCC Rules.


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                    (iii) In the event that Borrower is a Winning Bidder, then on the date that is two (2) Business Days prior to the date on which Borrower shall be required to submit the then remaining balance of the aggregate amount of its net winning bids to the FCC (the "BALANCE AMOUNT"), Lender shall make a Loan to Borrower in an amount equal to the following formula (to the extent such sum is greater than zero): (A) the Balance Amount, less (B) the Required Capital Contributions to the extent that the Required Capital Contributions were not expended in full in making the payment set forth in Section 2.2(a)(ii). Borrower shall use the proceeds of any Loan made pursuant to this Section 2.2(a)(iii), if any, and any remaining Required Capital Contributions to timely pay the Balance Amount to the FCC in accordance with FCC Rules.

                    (iv) In no event shall Lender be required to make an aggregate amount of Loans under this Section 2.2(a) in excess of the Acquisition Sub-Limit.

               b. Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Credit Agreement, Lender shall make Loans to Borrower from time to time, within five (5) Business Days of a written request of Borrower (each, a "BUILD-OUT LOAN REQUEST") for Borrower to fund the Build-Out and initial operation of the ANB-1 License Systems, including Working Capital (including for expenses incurred prior to, during or after the Auction and prior to the date on which Borrower is granted any Licenses). Each Build-Out Loan Request shall provide the following information (i) the amount of the Loan, which shall not exceed the reasonable amount necessary to fund Borrower's Build-Out expenses and Working Capital for the following calendar quarter, and (ii) wiring instructions. In no event shall Lender be obligated to make an aggregate amount of Loans under this Section 2.2(b) in excess of the Build-Out Sub-Limit. For the avoidance of doubt, if the aggregate amount of the net winning bids for the Licenses purchased by Borrower in connection with the Auction does not exceed the Required Capital Contributions, or if Borrower has any excess proceeds from Loans under Section 2.2(a) that are not remitted to the FCC, Borrower shall not be obligated to make Loans under this Section 2.2(b) until Buyer has expended all of the Required Capital Contributions and any such excess Loan proceeds other than as necessary for its reasonable Working Capital requirements.

               c. Lender's obligation to make new Loans to Borrower shall terminate upon the expiration of the Commitment Period.

               d. Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three (3) Business Days' notice to Lender, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice, together with accrued interest to the date of such prepayment on the amount prepaid, shall be due and payable on the date specified therein. Amounts prepaid may not be reborrowed. Partial or total prepayments of the Loans shall be credited first to any charges or other amounts due to Lender under the terms of this Credit Agreement, then to accrued interest due and payable on the Loans, then to the principal balance outstanding.

               e. Within three (3) Business Days after any Refund Date, Borrower shall prepay to Lender the principal amount of the Loans in an amount equal to the Refund received on such Refund Date, up to the aggregate principal amount of all Loans previously


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made to Borrower. If timely paid in accordance with preceding sentence, Borrower shall have no obligation to pay any unpaid accrued interest on the principal amount of the Loans so prepaid.

          2.3  INTEREST RATES AND PAYMENTS.

               a. Interest shall accrue on the aggregate principal balance from time to time outstanding hereunder at a rate equal to Twelve Percent (12.00%) per annum, compounded quarterly.

               b. All payments by Borrower hereunder and under the Loan Documents shall be made to Lender, at its address set forth in Section 8.10 in immediately available funds on the date on which such payment shall be due.

               c. Until the Amortization Commencement Date, all interest accrued on the aggregate outstanding principal balance of the Loans shall be added to and become a part of the outstanding principal amount of the Loans on and as of the last day of each calendar quarter and on and as of the day immediately prior to the Amortization Commencement Date (such amount outstanding on the day immediately prior to the Amortization Commencement Date, the "FINAL PRINCIPAL AMOUNT"). Notwithstanding anything foregoing to the contrary any and all interest that is added to the principal balance of the Loans shall not count against the Loan Commitment Amount.

               d. On each quarterly anniversary of the Amortization Commencement Date Borrower shall pay principal installments equal to one-sixteenth (1/16) of the Final Principal Amount together with interest installments equal to the amount of the unpaid interest accrued on the outstanding Final Principal Amount until the Maturity Date, at which time the entire remaining balance of principal and accrued interest together with all other amounts due and owing under the Loan Documents to the extent not paid shall be due and payable.

               e. Notwithstanding any provision hereof to the contrary, all outstanding principal amount of Loans and accrued interest thereon, together with all other amounts due and owing under the Loan Documents to the extent not paid, shall be due and payable upon the termination (following the expiration of the applicable notice period) of the Management Agreement by Borrower pursuant to Section 10.2(a)(v) thereof.

               f. As long as any payment due under this Credit Agreement, the Note or any of the other Loan Documents remains past due (whether at the stated maturity, by acceleration or otherwise) for five (5) days or more, such overdue amount shall accrue interest at a rate (the "DEFAULT RATE") equal to the lesser of Fifteen Percent (15%) per annum or the maximum rate permitted by Applicable Law, from the date of such non-payment until such overdue amount is paid in full (whether after or before Judgment).

          2.4  CONDITIONS PRECEDENT TO LENDER'S OBLIGATION TO MAKE ANY LOAN.

               a. Lender shall not be required to make any Loan to Borrower under this Credit Agreement unless as of the applicable Funding Date, each of the following conditions has been satisfied to Lender's satisfaction:


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                    (i) Borrower shall have executed and delivered to Lender the
Note and the Security Agreement.

                    (ii) ANB shall have executed and delivered to Lender the ANB Negative Pledge Agreement.

                    (iii) Guarantor shall have executed and delivered the Guarantor Pledge Agreement and the Security Agreement.

                    (iv) The Loan Parties shall have executed and delivered such Financing Statements and other instruments (other than the Control Agreements) reasonably required by Lender to create, perfect and/or maintain the security interests created pursuant to the Security Agreement.

                    (v) Prior to the date that is two business days prior to the commencement of the Auction, the Loan Parties shall have executed and delivered such Control Agreements reasonably required by Lender to create, perfect and/or maintain the security interests created pursuant to the Security Agreement.

                    (vi) Lender shall have a perfected first priority security interest in all of Guarantor's membership interests in Borrower and, if required pursuant to the ANB Negative Pledge Agreement, all of ANB's membership interests in Guarantor.

                    (vii) Lender shall have received evidence satisfactory to it that the Financing Statements and other instruments delivered to Lender have been filed in all appropriate filing offices and that such filed Financing Statements perfect first priority security interests, subject to any Permitted Lien, in favor of Lender in the property described therein.

                    (viii) With respect to the initial Loan under the Credit Agreement, Lender shall have received customary reports of searches of filings made with Governmental Entities showing that there are no liens on the assets of any Loan Party other than Permitted Liens.

                    (ix) Prior to the date that is two business days prior to the commencement of the Auction, Lender shall have received from the Loan Parties' counsel (which counsel shall be reasonably acceptable to Lender) such legal opinions as to due formation, due authorization, and due execution and delivery (but not as to FCC regulatory matters) with respect to each of ANB and the Loan Parties, as Lender shall reasonably request.

                    (x) Each Loan Party shall have delivered to Lender an officer's certificate signed by an officer of each such Loan Party certifying that as of such Funding Date:

                         (A) The representations and warranties of the Loan
Parties contained in Section 5 and of the Loan Parties and ANB in the Loan Documents are true and correct in all material respects at and as of the Funding Date as though then made.

                         (B) Each Loan Party is in full compliance with the
covenants set forth in Section 6, and in the case of Guarantor, Section 3.

                         (C) Borrower has taken all action necessary to
authorize it to incur the Loan, such Loan is permitted under the terms of the LLC Agreement, and the organizational documents of Borrower and such Loan does not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the LLC Agreement or any other agreement to which Borrower is a party or by which it is bound.

                         (D) No Event of Default (or other event that if not
timely cured or corrected would, with the notice or passage of time or both, become an Event of Default) shall have occurred or be continuing.

                         (E) All consents required to be received in connection
with the Loan and the Loan Documents from any Governmental Entity shall have been received.

               b. Except for the Loan of the Initial Loan Amount, Lender shall not be required to make any Loan to Borrower under this Credit Agreement unless Lender has repaid and discharged its existing $350,000,000 13% Senior Secured Pay-in-Kind Notes due 2011 or Lender has obtained the requisite consent of the holders of such Notes to make such Loans in accordance with the terms and conditions of the indenture for such Notes.

          2.5  SECURITY DOCUMENTS.

     The Loans and all amounts outstanding from time to time under the Loan Documents shall be secured by:

               a. A first priority security interest (subject to Permitted Liens) in all assets of the Loan Parties, now owned or hereafter acquired, and all proceeds and products of such assets. Lender's security interest in the foregoing shall be created by and subject to the provisions of the Security Agreement.

               b. A first priority security interest in the membership interests of Borrower, and all proceeds and products thereof. Lender's security interest in the foregoing shall be created by and subject to the provisions of the Guarantor Pledge Agreement.

               c. To the extent required by the ANB Negative Pledge Agreement, a first priority security interest in the membership interests of Guarantor, and all proceeds and products thereof. Lender's security interest in the foregoing, if any, shall be created by and subject to the provisions of the ANB Negative Pledge Agreement.

                              SECTION 3. GUARANTEE

          3.1  GUARANTEE.

               a. Guarantor hereby, unconditionally and irrevocably, guarantees to Lender and its respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

               b. Guarantor waives any right or claims of right to cause a marshalling of Borrower's assets to the fullest extent permitted by Applicable Law.

          3.2  AMENDMENTS, ETC. WITH RESPECT TO THE BORROWER OBLIGATIONS.

     Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Borrower Obligations made by Lender may be rescinded by it, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Lender (in accordance with the terms thereof), and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Lender may deem advisable from time to time (with the consent of Borrower, if required hereunder or thereunder), and any collateral security, guarantee or right of offset at any time held by Lender, for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Lender has no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 3 or any property subject thereto.

          3.3  GUARANTEE ABSOLUTE AND UNCONDITIONAL.

     Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by Lender upon the guarantee contained in this Section 3 or acceptance of the guarantee contained in this Section 3; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 3; and all dealings between Borrower and Guarantor, on the one hand, and Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 3. Guarantor waives diligence, presentment, protest, demand for payment and notice of default notice of nonpayment, notice of dishonor and all other notices of any kind to or upon Borrower or Guarantor with respect to the Borrower Obligations and any exemption rights that either Loan Party may have. Guarantor understands and agrees that the guarantee contained in this Section 3 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (b) any defense, set off or counterclaim (other than a defense of payment or performance in full hereunder) that may at any time be available to or be asserted by Borrower or any other Person against Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower for the Borrower Obligations or of Guarantor under the guarantee contained in this Section 3, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any Guarantor Obligations, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

          3.4  REINSTATEMENT.

     The guarantee contained in this Section 3 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or collateral agent or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

          3.5  PAYMENTS.

     Guarantor hereby guarantees that payments hereunder will be paid to Lender without set off or counterclaim (other than compulsory counterclaims) in United States dollars in immediately available funds at the address of Lender set forth in Section 8.10.

          3.6  COORDINATION WITH PUT PRICE.

     Notwithstanding the foregoing, Lender acknowledges and consents to the priority of payments provided for in Section 8.5(d) of the LLC Agreement. No payments made in accordance with the requirements of that section shall constitute a default of Guarantor's obligations to Lender hereunder or otherwise.

               SECTION 4. REPRESENTATIONS AND WARRANTIES OF LENDER

     Lender hereby represents and warrants to the Loan Parties as follows:

          4.1  ORGANIZATION AND STANDING.

     Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Credit Agreement and to perform its obligations hereunder.

          4.2  AUTHORIZATION BY LENDER.

               a. This Credit Agreement has been duly and validly executed and delivered by Lender and constitutes the legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity.

               b. Neither the execution, delivery and performance of this Credit Agreement by Lender nor the consummation by Lender of the transactions contemplated herein will, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which Lender is subject, (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of Lender or any material agreement or commitment to which Lender is a party or by which Lender or any of Lender's assets, may be bound or affected, or (iii) except with respect to Borrower's participation in the Auction and procurement and retention of any Licenses by Borrower, and except with respect to the exercise of certain of Lender's remedies under the Loan Documents, require Lender to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person.

          SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

     The Loan Parties hereby jointly and severally represent and warrant to Lender as follows:

          5.1  ORGANIZATION AND STANDING OF LOAN PARTIES.

     Each Loan Party is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own its properties, and conduct its business as now being conducted, and is duly qualified to do business as a foreign limited liability company in good standing in each jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary, except in those jurisdictions where failure so to qualify will not permanently impair title to a material amount of its properties, permits or licenses or its rights to enforce in all material respects contracts against others or expose it to substantial liabilities in such jurisdictions. Each Loan Party has all licenses (other than FCC licenses), permits and authorizations necessary for the conduct of its business.

          5.2  AUTHORIZATION BY THE LOAN PARTIES; CONSENTS.

               a. Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement, the Note and all other Loan Documents to which it is a party. Borrower has taken all action necessary to authorize this Credit Agreement, the Note and all other Loan Documents to which it is a party, and all such documents have been duly authorized, executed and delivered by Borrower and are legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity.

               b. Neither the execution, delivery and performance of this Credit Agreement, the Note or the other Loan Documents by Borrower nor the consummation by Borrower of the transactions contemplated herein or therein will, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which Borrower is subject

(other than relating to any Loan Party's qualification as an "entrepreneur" and a "very small business," under the FCC Rules and to holding any FCC license under provisions of Applicable Law governing alien ownership of common carrier radio licenses to the extent of any alien ownership directly or indirectly attributable to Lender under the FCC Rules, as to all of which the Loan Parties make no representation or warranty hereunder), (ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, its certificate of formation or limited liability company agreement, any license or permit of Borrower or any material contract to which Borrower is a party or by which Borrower may be bound or affected, or (iii) except with respect to Borrower's participation in the Auction and procurement and retention of any Licenses by Borrower and except with respect to the exercise of certain of Lender's remedies under the Loan Documents, require Borrower to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person.

               c. Guarantor has all requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement and all other Loan Documents to which it is a party. Guarantor has taken all action necessary to authorize this Credit Agreement and all other Loan Documents to which it is a party, and all such documents have been duly authorized, executed and delivered by Guarantor and are legal, valid and binding obligations of Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity.

               d. Neither the execution, delivery and performance of this Credit Agreement or the other Loan Documents by Guarantor nor the consummation by Guarantor of the transactions contemplated herein or therein will, with or without the giving of notice or the lapse of time, or both, (i) violate any Applicable Law to which Guarantor is subject (other than relating to Guarantor's qualification as an "entrepreneur" or "very small business," under the FCC Rules and to holding any FCC license under provisions of Applicable Law governing alien ownership of common carrier radio licenses to the extent of any alien ownership directly or indirectly attributable to Lender under the FCC Rules, as to all of which the Loan Parties make no representation or warranty hereunder),
(ii) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, its certificate of formation, the LLC Agreement, any license or permit of Guarantor or any material contract to which Guarantor is a party or by which Guarantor may be bound or affected, or (iii) except with respect to Borrower's participation in the Auction and procurement and retention of any Licenses by Borrower and except with respect to the exercise of certain of Lender's remedies under the Loan Documents, require Guarantor to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or other Person.

          5.3  LITIGATION.

     As of the Effective Date, to the knowledge of the Loan Parties there is no Litigation pending against either Loan Party that (a) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, including the Loans, the Auction and the Build-Out, (b) has or could have a Borrower Material Adverse Effect or Guarantor Material

Adverse Effect, or (c) draws into questions the validity or enforceability of any Loan Document or the Management Agreement.

          5.4  COMPLIANCE WITH APPLICABLE LAW.

     Each Loan Party has complied and presently is in compliance in all material respects with all Applicable Law, except (i) to the extent that failure to comply with the same does not or will not have a Borrower Material Adverse Effect or Guarantor Material Adverse Effect and (ii) the Loan Parties make no representation or warranty with respect to the FCC Rules relating to any Loan Party's qualification as an "entrepreneur" or "very small business."

          5.5  SUBSIDIARIES.

     Borrower has no Subsidiaries. Guarantor has no Subsidiaries other than Borrower.

          5.6  ABSENCE OF DEFAULTS.

     Neither Loan Party is in material default under or in material violation in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any provision of its constitutive documents or contained in any other material agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject.

          5.7  INDEBTEDNESS.

     Neither Loan Party has any indebtedness outstanding except the indebtedness permitted pursuant to the terms of this Credit Agreement and obligations under the Loan Documents. Neither Loan Party is in default under any such indebtedness.

          5.8  FCC QUALIFICATIONS.

     ANB qualifies and, for so long as may be required under FCC Rules in order for Borrower to retain the Auction Benefits will qualify, as an "entrepreneur" and a "very small business" under FCC Rules, including but not limited to Sections 1.2110(b)(1), 24.709(a)(1), and 24.720(b)(2) of the FCC Rules.

          5.9  BUSINESS AND FINANCIAL EXPERIENCE.

     Each of the Loan Parties by reason of its own business and financial experience or that of its professional advisors have the capacity to protect its own interests in connection with the transactions contemplated hereby.

          5.10 ACCURACY AND COMPLETENESS OF INFORMATION.

     No representation or warranty of the Loan Parties contained in this Credit Agreement or the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading.

                    SECTION 6. COVENANTS OF THE LOAN PARTIES

     Each of the Loan Parties hereby covenants and agrees with Lender as follows:

          6.1  USE OF PROCEEDS.

               a. Each of the Loan Parties shall use 100% of the Loan proceeds under this Credit Agreement solely for the following purposes: (a) to make deposits, down payments, bid withdrawal payments, or payments for Licenses in accordance with the Auction; and (b) to finance the Build-Out and the initial operation of the ANB-1 License Systems, including Working Capital, as contemplated by the LLC Agreement and the Management Agreement in connection with Licenses.

               b. If the LLC Agreement is terminated by either party pursuant to
Section 13.1(b) or if the Borrower is at any time entitled under applicable FCC Rules to any refunds of Auction Funds, Borrower will apply as promptly as reasonably practicable and permitted under the FCC Rules to obtain a refund of all such refundable Auction Funds.

          6.2  COMPLIANCE WITH OTHER AGREEMENTS.

     Each Loan Party shall at all times observe and perform in all material respects all of the covenants, conditions and obligations required to be performed by it under the Management Agreement and under the Trademark License Agreement (if any) and all other material agreements to which it is a party or by which it is bound, except to the extent the failure to observe and perform such covenants, conditions and obligations will not have a Borrower Material Adverse Effect.

          6.3  PAYMENT.

     Borrower shall promptly pay to Lender with interest the obligations due or to become due at the times and places and in the amount and manner specified in this Credit Agreement, the Note and the other Loan Documents.

          6.4  EXISTENCE.

     Each Loan Party shall maintain: (a) its limited liability company existence under the laws of Delaware; (b) its good standing and its right to carry on its business and operations in Delaware and in each other jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to be in good standing would preclude such Loan Party or Lender from enforcing its rights with respect to any material assets or expose such Loan Party to any material liability; and
(c) all licenses, permits and authorizations necessary to the conduct of its business.

          6.5  COMPLIANCE WITH LAWS, TAXES, ETC.

     Each Loan Party shall comply in all material respects with all Applicable Law, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which any reserves required by GAAP have been established. In the event any Loan Party fails to satisfy its obligations under this Section 6.5, as to taxes, assessments and governmental charges, Lender may but is not obligated to satisfy such obligations in whole or in part and any payments made and expenses incurred in doing so shall constitute principal indebtedness hereunder governed by the terms of the Note and shall be paid or reimbursed by Borrower upon demand by Lender.

          6.6  BOOKS AND RECORDS.

     Each Loan Party shall at all times keep proper books and records of accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP consistently applied and shall permit representatives of Lender to examine such books and records upon reasonable request. Each Loan Party shall permit representatives of Lender to discuss its affairs and finances with the principal officers of such Loan Party and its independent public accountants, all at such times during such normal business hours as Lender shall reasonably request. Borrower shall, promptly upon request of Lender, deliver to Lender copies of all such documents, materials, construction and operating budgets, invoices, receipts and other information reasonably requested by Lender from time to time relating to the Build-Out and the initial operation by Borrower of the ANB-1 License Systems.

          6.7  ASSETS AND INSURANCE.

     If Borrower is a Winning Bidder in the Auction, each Loan Party shall maintain in full force and effect from and after the first Initial Grant Date
(a) an adequate errors and omissions insurance policy, (b) such other insurance coverage, on all properties of a character usually insured by organizations engaged in the same or similar business against loss or damage of a kind customarily insured against by such organizations, (c) adequate public liability insurance against tort claims that may be asserted against such Loan Party and
(d) such other insurance coverage for other hazards as Lender may from time to time reasonably require to protect its rights and benefits under this Credit Agreement and the other Loan Documents. All commercial general liability and property damage insurance policies and any other insurance policies required to be carried hereunder by each Loan Party shall (i) be issued by insurance companies with a then-current Alfred M. Best Company, Inc. (or if no longer in existence, a comparable rating service) general policy holder's rating of "A" or better and financial size category of Class XII or higher and otherwise reasonably satisfactory to Lender; (ii) designate Lender as loss payee and additional insured; (iii) be written as primary policy coverage and not contributing with or in excess of any coverage that Lender may carry; (iv) provide for thirty (30) days prior written notice to Lender of any cancellation or nonrenewal of such policy; and (v) contain contractual liability coverage insuring performance by such Loan Party of the indemnity provisions of the Loan Documents. Each Loan Party shall promptly deliver to Lender upon receipt and from time to time upon Lender's request either a copy of each such policies of insurance or certificates evidencing the coverages required hereunder.

          6.8  FINANCIAL STATEMENTS AND OTHER REPORTS.

     Each Loan Party shall maintain a system of accounting (as to its own operations and financial condition) established and administered in accordance with sound business practices such as to permit the preparation of financial statements in accordance with GAAP and furnish or cause to be furnished to Lender:

               a. Annual Statements. As soon as practicable following the end of each fiscal year, but in any event within ninety (90) days after the end of each fiscal year, the audited statement of income and audited statement of cash flows for such fiscal year and the audited balance sheet as of the end of such fiscal year, accompanied by the report thereon of independent certified public accountants and accompanying notes to financial statements, on a consolidated basis, prepared in accordance with GAAP.

               b. Quarterly Statements. As soon as practicable following the end of each fiscal quarter, but in any event within forty-five (45) days after the end of such quarter, an unaudited statement of income and statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter on a consolidated basis, prepared in accordance with GAAP.

               c. Monthly Statements. As soon as possible following the end of each calendar month in each fiscal year, but in any event within thirty (30) days after the end of such month, a monthly report of significant operating and financial statistics including, to the extent applicable, number of subscribers, subscriber churn statistics, minutes of use, average revenues per subscriber, acquisition costs and capital expenditures statistics and such additional statistics and information as may be approved for internal use by such Loan Party, if any.

               d. Within five (5) Business Days after a Loan Party becomes aware of their occurrence, notice of each of the following events:

                    (i) the commencement of any action, suit, proceeding or arbitration against such Loan Party, or any material development in any action, suit, proceeding or arbitration pending or threatened against such Loan Party;

                    (ii) any Event of Default or other breach by such Loan Party of any covenant or agreement in this Credit Agreement or any of the other Loan Documents; and

                    (iii) the receipt by either Loan Party or both Loan Parties of any notice from the FCC, other than in the ordinary course of business (together with a copy of such FCC notice).

               e. from time to time, such other information regarding the business, operations, affairs and financial condition of such Loan Party as Lender may reasonably request.

          6.9  INDEBTEDNESS.

     Neither Borrower nor Guarantor shall, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any indebtedness, except:

               a. the indebtedness created under this Credit Agreement.

               b. purchase money financing of telecommunications equipment incurred by Borrower of up to $2.0 million in the aggregate if the terms of such financing are more favorable to Borrower than the terms of the Loans.

               c. purchase money financing for tangible personal property in the nature of office equipment utilized in the ordinary course of business.

               d. current trade obligations incurred in the ordinary course of business and not overdue (unless the same are being contested in good faith and by appropriate proceedings and adequate reserves are maintained therefor in accordance with GAAP).

               e. renewals, extensions, replacements, refinancings or refundings of any of the foregoing that do not increase the principal amount of the indebtedness so refinanced or refunded.

          6.10 INVESTMENTS.

     Neither Borrower nor Guarantor shall, directly or indirectly, make or own any investment in any Person, except: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than two hundred seventy
(270) days from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (d) demand deposits, or time deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any office located in the United States of any bank or trust company that is organized under the laws of the United States or any state thereof and whose certificates of deposit are rated P-1 or better by Moody's or A-1 or better by S&P, and (e) Guarantor's investment in Borrower.

          6.11 NEGATIVE COVENANTS.

     Each Loan Party agrees that it shall not take any of the actions set forth in this Section 6.11 without the prior written approval of Lender, which approval may be withheld in Lender's sole and absolute discretion; provided, however, that for so long as Cricket Communications, Inc. is a member of Guarantor, the approval of Lender shall be deemed given with respect to any action taken by Borrower or Guarantor that may be taken without the approval of Cricket Communications, Inc. under the terms of the LLC Agreement or for which Cricket Communications, Inc. has granted its approval under the terms of the LLC
Agreement:

               a. Sell, lease, convey, transfer, or otherwise dispose of its property or assets now owned or hereafter acquired except in the ordinary course of business.

               b. Conduct, transact or otherwise engage in, or commit to transact, conduct or otherwise engage in, any business or operations other than the Business.

               c. Undertake any of the activities permitted by Section 6.11(b) above or own any assets related thereto, other than through or by Borrower.

               d. Enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or property, whether now owned or hereafter acquired, or, except as expressly permitted under the terms of this Credit Agreement, acquire by purchase or otherwise all or substantially all the business or property of, or stock or other evidence of beneficial ownership of, any Person, or acquire, purchase, redeem or retire any membership interests in such Loan Party now or hereafter outstanding for value.

               e. Create or permit to exist at any time, any mortgage, lien, security interest, pledge, charge or other encumbrance against any of its property or assets now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except for Permitted Liens, and shall, at its sole cost and expense, promptly take all such action as may be necessary duly to discharge, or cause to be discharged all such mortgages, liens, security interests, pledges, charges or other encumbrances.

               f. Become liable, directly or indirectly, contingently or otherwise, for any obligation of any other Person by endorsement, guaranty, surety or otherwise, except in connection with (i) the Loans and (ii) indebtedness permitted pursuant to the terms of this Credit Agreement.

               g. Enter into any agreement containing any provision that would be violated or breached by any borrowing hereunder or by the performance of its obligations hereunder or under any document executed pursuant hereto.

               h. Own, lease, manage or otherwise operate any properties or assets other than in connection with the Business, or incur, create, assume or suffer to exist any indebtedness or other consensual liabilities or financial obligations other than as may be incurred, created or assumed or as may exist in connection with the Business (including without limitation the Loans and other obligations incurred by such Loan Party hereunder). Notwithstanding the foregoing, Borrower may invest excess funds in investments permitted under
Section 6.10.

               i. Make any dividend, distribution or return of capital, except expressly in accordance with its limited liability company agreement, except that (1) Borrower may make distributions to Guarantor (and Guarantor to ANB) to the extent that Section 8.5(d) of the LLC Agreement provides for payments to ANB, (2) Borrower may make distributions to Guarantor (and Guarantor to its members) for tax distributions and (3) Borrower may make distributions to Guarantor for the payment of Guarantor's expenses to the extent consistent with Guarantor's annual business plan and budget under the LLC Agreement.

               j. Amend or modify its certificate of formation or limited liability company agreement, including the LLC Agreement (except that the LLC Agreement may be amended or modified in accordance with its terms).

          6.12 REAL PROPERTY.

     Neither Loan Party shall purchase or acquire any fee interest or other estate in real property, other than a leasehold or license interest in real property.

          6.13 FURTHER ASSURANCES.

               a. Borrower shall use its commercially reasonable efforts to cause the conditions set forth in Sections 2.4(a)(v) and 2.4(a)(ix) to be satisfied on or prior to the date that is two business days prior to the commencement of the Auction.

               b. At any time and from time to time, upon the written request of Lender, and at the expense of the Loan Parties, each Loan Party shall promptly and duly execute and deliver such further instruments and documents and take such further action as Lender may reasonably determine in its sole discretion to be necessary or advisable to further carry out and consummate the transactions contemplated by the Loan Documents and to perfect or protect the full benefits of this Credit Agreement and the other Loan Documents.

          6.14 INDEPENDENCE OF COVENANTS.

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

                  SECTION 7. EVENTS OF DEFAULT AND THEIR EFFECT

          7.1  EVENTS OF DEFAULT.

     Each of the following shall constitute an Event of Default under this Credit Agreement and the Note (each, an "EVENT OF DEFAULT"):

               a. Failure to Pay. Borrower fails to pay when due any principal payment, interest or other payment required under the terms of the Note that is not cured within five (5) days after the date on which such payment is due and payable; or

               b. Breaches of Other Covenants. Either Loan Party fails to observe or perform in any material respect any covenant, obligation, condition or agreement contained in this Credit Agreement or any covenant, obligation, condition or agreement under any of the other Loan Documents and such failure shall continue for thirty (30) days after the earlier of (i) notice thereof from Lender or (ii) the actual knowledge of such failure by either Loan Party; provided, however, that a failure to observe any covenant set forth in Section
6.11 shall constitute an Event of Default immediately upon the occurrence thereof and without any cure period; or

               c. Bankruptcy or Insolvency Proceedings. (i) Either Loan Party
(A) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (B) is unable, or admits in writing its inability, to pay its debts generally as they mature, (C) makes a general assignment for the benefit of its or any of its creditors, (D) is dissolved or liquidated in full or in part, (E) becomes insolvent (as such term may be defined or interpreted under Applicable
Law), (F) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or (G) takes any action for the purpose of effecting any of the foregoing or (ii) a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law of any jurisdiction now or hereafter in effect is filed against any Loan Party or all or any part of its properties and such application is not dismissed within thirty (30) days after the date of its filing or such Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of any such action or proceeding or the relief requested is granted sooner; or

               d. Representations and Warranties. Any representation or warranty made by either Loan Party herein or in any other Loan Document is breached in any material respect and not cured prior to the expiration of any applicable cure period or is false or misleading in any material respect; or

               e. Change in Control. The occurrence of any Borrower Change in Control Event or Guarantor Change in Control Event; or

               f. Termination of LLC Agreement. The termination of the LLC Agreement in accordance with its terms; or

               g. Loan Documents. Any Loan Document ceases to be in full force and effect or any lien in favor of Lender ceases to be, or is not, valid, perfected and prior to all other liens and security interests (other than Permitted Liens); or

               h. Termination of Management Agreement. The termination (following the expiration of any applicable notice period) of the Management Agreement by Lender pursuant to Section 10.2(b) thereof (other than Section 10.2(b)(iv) thereof); or

               i. Loss of Status. ANB or any Loan Party admits, or it is determined in an order, notice or ruling of the FCC, that ANB has ceased to qualify as an "entrepreneur" and a "very small business" under FCC Rules, including but not limited to, Sections 1.2110(b), 24.709(a)(1) and 24.720(b)(2) of the FCC Rules, if such qualification is then required under FCC Rules in order for Borrower to retain the Auction Benefits; or

               j. Cross Default. Any Loan Party (i) defaults in making payments of any indebtedness permitted under Section 6.9 on the scheduled due date with respect thereto; (ii) defaults in making any payment of any interest on such indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, which default permits the lender thereunder to declare such indebtedness to be due and payable prior to its stated maturity; provided, however, that any such default by a Loan Party shall not be an Event of Default hereunder if and to the extent that, and for so long as, such Loan

Party's default is proximately caused by Cricket's failure to satisfy its funding obligations under this Agreement or the LLC Agreement.

          7.2  REMEDIES UPON EVENT OF DEFAULT.

               a. If any Event of Default shall occur, then Lender may do any or all of the following: (i) terminate or reduce the commitment of Lender to make Loans to Borrower under this Credit Agreement, (ii) declare all obligations of Borrower hereunder and under the Note to be immediately due and payable, whereupon the Borrower Obligations hereunder and under the Note shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in any other Loan Document to the contrary notwithstanding and (iii) enforce its rights under any one or more of the Loan Documents in accordance with Applicable Law; provided that upon the occurrence of any Event of Default under Section 7.1(c), 7.1(e) or 7.1(i), the commitment of Lender shall immediately terminate and all Borrower Obligations shall automatically become immediately due and payable without notice or demand of any kind.

               b. Upon the occurrence of any Event of Default and at any time thereafter so long as any Event of Default shall be continuing, Lender may proceed to protect and enforce this Credit Agreement, the Note and the other Loan Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted, or for foreclosure hereunder, or for the appointment of a receiver or receivers for the collateral subject to the applicable Loan Documents or for the recovery of judgment for the indebtedness secured thereby or for the enforcement of any other proper, legal or equitable remedy available under Applicable Law.

               c. Borrower shall pay to Lender forthwith upon demand any and all expenses, costs and other amounts due hereunder or under the other Loan Documents before, after or during the exercise of any of the foregoing remedies, including without limitation all reasonable legal fees and other reasonable costs and expenses incurred by Lender by reason of the occurrence of any Event of Default, the enforcement of this Credit Agreement and the other Loan Documents and/or the preservation of Lender's rights hereunder and under the other Loan Documents.

                            SECTION 8. MISCELLANEOUS

          8.1  ENTIRE AGREEMENT; AMENDMENT.

     This Credit Agreement (including the attached Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Credit Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

          8.2  SUCCESSORS AND ASSIGNS.

     This Credit Agreement may not be assigned by either Loan Party without the consent of Lender, which consent may be withheld in its sole and absolute discretion. Lender may assign this Credit Agreement to an Affiliate of Lender without the consent of the Loan Parties, provided that such Affiliate of Lender agrees to be bound by all of the terms hereof, provided further that, unless Borrower otherwise consents in its sole and absolute discretion, Lender shall remain obligated under this Credit Agreement to make all Loans required hereunder. No such permitted assignment shall relieve any party hereto of any liability for a breach of this Credit Agreement by such party or its assignee. This Credit Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors in interest.

          8.3  RIGHTS AND REMEDIES.

     Unless otherwise provided herein, the rights and remedies of Lender hereunder and under the other Loan Documents shall not be mutually exclusive, and the exercise of one or more remedies by Lender pursuant to this Credit Agreement, the other Loan Documents or Applicable Law shall not preclude the exercise by Lender of any other remedy.

          8.4  INDEMNITY; REIMBURSEMENT OF LENDER.

               a. Each Loan Party agrees to indemnify, defend and hold Lender harmless from and against any and all claims, demands, losses, judgments and liabilities (including but not limited to, liabilities for penalties) of any nature ("CLAIMS"), and to reimburse Lender for all reasonable costs and expenses, including but not limited to attorneys' fees and expenses, arising from any of the Loan Documents or the exercise of any right or remedy granted to Lender hereunder or thereunder, other than any Claim (including of Borrower) arising from Lender's gross negligence, willful misconduct or bad faith, or from Lender's failure to comply with its obligations under this Agreement. In no event shall Lender be liable for any matter or thing in connection with the Loan Documents other than to account for moneys actually received by Lender in accordance with the terms hereof. In addition, in no event shall Lender be liable for any indirect, incidental, consequential or special damages (including without limitation damages for harm to business, lost revenues, lost savings, or lost profits suffered by any of the Loan Parties or other Persons), regardless of the form of action, whether in contract, warranty, strict liability, or tort, including without limitation negligence of any kind whether active or passive, and regardless of whether Lender or the Loan Parties knew of the possibility that such damages could result.

               b. All indemnities contained in this Section 8.4 and elsewhere in this Credit Agreement shall survive the expiration or earlier termination of this Credit Agreement.

          8.5  HIGHEST LAWFUL RATE.

     Anything herein to the contrary notwithstanding, the obligations of Borrower on the Note shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any Applicable Law to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, as determined by a final

Judgment of a court of competent jurisdiction. Any interest paid in excess of such highest rate shall be applied to the principal balance of the Borrower Obligations.

          8.6  COUNTERPARTS.

     This Credit Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          8.7  MODIFICATION AND WAIVER.

     The parties by mutual written agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by Lender in any one case shall require Lender to give any subsequent waiver.

          8.8  PAYMENTS ON BUSINESS DAYS.

     Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

          8.9  EXPENSES.

     Except as specifically provided herein, each party hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Credit Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own consultants, accountants and counsel. Notwithstanding the foregoing, Borrower shall pay, immediately when due, all present and future stamp and other like duties and applicable taxes, if any, to which this Credit Agreement may be subject or give rise.

          8.10 NOTICES.

     All notices and other communications given to or made upon any party hereto in connection with this Credit Agreement shall, except as otherwise expressly herein provided, be in writing and mailed via certified mail, sent by Federal Express or other similar express delivery service for next day delivery, faxed (with a confirming copy sent by such express delivery service for next day delivery) or hand delivered to the respective parties, as follows:

If to Lender:                Cricket Communications, Inc.
                             10307 Pacific Center Court
                             San Diego, CA 92121
                             Attention: Tim Ostrowski
                             Fax: (858) 882-6040

With a copy (which shall     Latham & Watkins LLP
not constitute notice) to:   12636 High Bluff Drive, Suite 300
                             San Diego, CA 92130
                             Attention: Barry M. Clarkson
                             Fax: (858) 523-5450

If to Borrower:              Alaska Native Broadband 1 License, LLC
                             c/o ASRC Wireless Services
                             3900 C Street, Suite 801
                             Anchorage, AK 99503
                             Attention: Conrad N. Bagne
                             Fax: (907) 339-6028

With a copy (which shall     Kirkland & Ellis LLP
not constitute notice) to:   Citigroup Center
                             1513 East 53rd Street
                             New York, NY 10022
                             Attention: Michael A. Brosse
                             Fax: (212) 446-6460

If to Guarantor:             Alaska Native Broadband 1, LLC
                             c/o ASRC Wireless Services
                             3900 C Street, Suite 801
                             Anchorage, AK 99503
                             Attention: Conrad N. Bagne
                             Fax: (907) 339-6028

With a copy (which shall     Kirkland & Ellis LLP
not constitute notice) to:   Citigroup Center
                             1513 East 53rd Street
                             New York, NY 10022
                             Attention: Michael A. Brosse
                             Fax: (212) 446-6460

or in accordance with any subsequent written direction delivered in accordance with this Section from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by hand; in the case of certified mail, three Business Days after the date sent; in the case of any fax, when received; or in the case of express delivery service, the day after delivery of the notice to such service with charges prepaid.

          8.11 SEVERABILITY.

     In case any one or more of the provisions contained in this Credit Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Credit Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Credit Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the parties to maintain the benefit of the bargain for all parties.

          8.12 REFORMATION.

               a. If the FCC should (i) change any FCC Rule in a manner that would adversely affect the enforceability of this Credit Agreement or any of the other Loan Documents, (ii) directly or indirectly reject or take action to challenge the enforceability of this Credit Agreement or any of the other Loan Documents or (iii) take any other steps whatsoever, on its own initiative or by petition from another Person, to (A) challenge or deny the transactions contemplated hereby or thereby, (B) challenge or deny the eligibility of Borrower to realize the Auction Benefits as a result of the transactions contemplated hereby or thereby or (C) challenge or deny the eligibility of Borrower to hold any License, or to avoid unjust enrichment repayment obligations (as provided in 47 C.F.R. Section 1.2111) in connection with acquiring or holding any License, as a result of the transactions contemplated hereby or thereby, then the parties shall promptly consult with each other and negotiate in good faith to reform and amend this Credit Agreement and the other Loan Documents so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved. Neither party shall take any action that is reasonably likely to contribute to such FCC action.

               b. If the FCC should determine that a portion of this Credit Agreement or any of the other Loan Documents, after having been reformed pursuant to paragraph (a) above, continues to violate FCC Rules, then such provisions shall be null and void and the remainder of this Credit Agreement and the other Loan Documents shall continue in full force and effect, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved.

          8.13 GOVERNING LAW.

     This Credit Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

          8.14 ARBITRATION.

               a. Arbitration. Any controversy or claim arising out of or relating to this Credit Agreement or any of the other Loan Documents, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, each party shall select one Person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Denver, Colorado or such other place as the parties may agree. The arbitrators shall be knowledgeable in the wireless telecommunications industry and public auctions of FCC licenses.

               b. Interim Relief. Any party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Credit Agreement or any of the other Loan Documents, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy).

               c. Discovery. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within 45 days following the appointment of the arbitrators.

               d. Depositions. At the request of a party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrators deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of three per party and shall be held within 20 days of the making of a request. Each deposition shall be limited to a maximum of four hours duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.

               e. Award. The award shall be made within 90 days of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties and the arbitrators if necessary.

               f. Consent to Consolidation of Arbitrations. Each party irrevocably consents to consolidating any arbitration proceeding under this Credit Agreement and/or any of the other Loan Documents with any other arbitration proceedings involving any party that may be then pending that are brought under the LLC Agreement, the Trademark License Agreement, the Management Agreement or that certain Agreement of even date herewith by and among Lender, Council Tree Communications, Inc., a Delaware corporation, and, for purposes of
Section 3(l) only, Leap Wireless International, Inc., a Delaware corporation (to the extent provided therein).

          8.15 LENDER'S DISCRETION.

     Unless this Credit Agreement shall otherwise expressly provide, Lender shall have the right to make any decision, grant or withhold any consent, and exercise any other right or remedy hereunder in its sole and absolute discretion.

          8.16 HEADINGS.

     The descriptive headings in this Credit Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Credit Agreement.

         [REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have signed this Credit Agreement, or have caused this Credit Agreement to be signed in their respective names by an officer, hereunto duly authorized, on the date first written above.

CRICKET COMMUNICATIONS, INC.            ALASKA NATIVE BROADBAND 1 LICENSE, LLC

                                        By Alaska Native Broadband 1, LLC
By: /s/ Robert J. Irving                   Its sole member
    ---------------------------------
Name: Robert J. Irving                  By Alaska Native Broadband, LLC
Title: SVP                                 Its Manager

                                        By ASRC Wireless Services, Inc.,
                                           Its Manager


                                        By: /s/ Conrad Bagne
                                            ------------------------------------
                                        Name: Conrad Bagne
                                        Title: President


                                        ALASKA NATIVE BROADBAND 1, LLC

                                        By Alaska Native Broadband, LLC
                                           Its Manager

                                        By ASRC Wireless Services, Inc.,
                                           Its Manager


                                        By: /s/ Conrad Bagne
                                            ------------------------------------
                                        Name: Conrad Bagne
                                        Title: President

EXHIBITS:

     A.   FORM OF ANB NEGATIVE PLEDGE AGREEMENT

     B.   FORM OF CONTROL AGREEMENT

     C.   FORM OF GUARANTOR PLEDGE AGREEMENT

     D.   FORM OF NOTE

     E.   FORM OF SECURITY AGREEMENT